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                                                                   EXHIBIT 23.02

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "CCT Selected Supplemental Financial Data" and "Experts" and to the use of our report dated January 26, 1996 with respect to the consolidated financial statements of Cooper & Chyan Technology, Inc included in its Annual Report on Form 10-K for the year ended December 31, 1995 and our report dated January 26, 1996 (except for note 2 which is dated August 28, 1996), with respect to the supplemental consolidated financial statements of Cooper & Chyan Technology, Inc. included in the Registration Statement (Form S-4) and related Prospectus of Cooper & Chyan Technology, Inc.

                                          ERNST & YOUNG LLP

Palo Alto, California

November 22, 1996